THIS SETTLEMENT AGREEMENT is dated effective on the 1st day of February, 2023 (the "Effective Date"),

BETWEEN:

ALLEH LINDQUIST, an individual resident in the State of Oregon

("Lindquist")

AND:

C21 INVESTMENTS INC., a corporation duly incorporated under the laws of the Province of British Columbia

("C21")

AND:

320204 OREGON HOLDINGS CORP., a corporation duly incorporated under the laws of the State of Oregon

("320204")

(individually each a "Party" and collectively the "Parties")

RECITALS

WHEREAS:

A. Pursuant to a Share Purchase Agreement dated October 30, 2018, as assigned and amended by the assignment and amendment of purchase agreement dated May 23, 2019 (the "Purchase Agreement"), among C21 and its assignee, 320204, as the purchaser (collectively, the "Purchaser"), and all of the shareholders of Swell Companies Limited, an Oregon corporation ("Swell"), including Lindquist (collectively the "Vendors"), the Vendors agreed to sell, and the Purchaser agreed to buy, all of the issued and outstanding shares of Swell (the "Swell Shares");

B. Pursuant to the Purchase Agreement, a portion of the aggregate purchase price payable by the Purchaser to the Vendors for the Swell Shares was to be paid by delivery to the Vendors, of up to 6,000,000 common shares of C21 ("Common Shares") during the seven-year period commencing on the Closing Date as more particularly described in Sections 2.3(f) and 2.4 of the Purchase Agreement, as amended (the "Vendor Earnout Share Consideration"); and

C. Lindquist has agreed to accept, in full and final settlement of his portion of the Vendor Earnout Share Consideration, being an amount equal to 2,810,400 Common Shares (the "Lindquist Earnout Share Consideration"), a cash payment of USD$337,248.00 (the "Settlement Payment") plus the Interest Payable (as defined herein), and agreed to forgive the Lindquist Earnout Share Consideration on the terms and subject to the conditions set out herein.

AGREEMENT

NOW THEREFORE in consideration of the payment of $10.00 now paid by each of the Parties to the others (the receipt and sufficiency of which is hereby acknowledged) and of the covenants and agreements herein set forth and other good and valuable consideration, the Parties covenant and agree with one another as follows:

ARTICLE 1 - DEFINITIONS

1.1 Unless the context otherwise requires, capitalized terms which are used in this Settlement Agreement ("Agreement") (including the Recitals), and not otherwise defined herein, have the meanings given to them in the Purchase Agreement.

ARTICLE 2 - TERMS AND CONDITIONS

2.1 The Recitals are incorporated herein by reference.

2.2 Subject to the payment conditions set out in Section 2.3 hereof, C21 agrees to pay to Lindquist, and Lindquist agrees to accept the Settlement Amount, calculated as 2,810,400 Common Shares at a deemed issue price of USD$0.12 per Common Share, plus the Interest Payable thereon, on the Payment Date, in full and final satisfaction of the Lindquist Earnout Share Consideration.

2.3 The payment terms for the Settlement Amount are as follows:

(a) The payment date is April 1, 2023 (the "Payment Date");

(b) From the Effective Date to the Payment Date, the Settlement Amount will accrue simple interest at a rate (the "Interest Rate") of ten percent (10%) per annum (the "Interest Payable"); and

(c) In the event of a payment default (i.e., payment in full of the Settlement Amount plus the Interest Payable is not received within five business days of the Payment Date),

(i) a one-time late payment penalty will be applied, equal to five percent (5%) of the Settlement Amount (USD$16,862.40); and

(ii) from any default date until the Settlement Amount is fully paid, the Interest Payable will continue to accrue and the Interest Rate will increase to eighteen percent (18%) per annum.

2.4 Lindquist hereby represents and warrants the Lindquist Earnout Share Consideration represents his portion of the Vendor Earnout Share Consideration, hereby agrees to indemnify, defend and hold harmless C21 and 320204 from any third-party claim to the Lindquist Earnout Share Consideration, hereby covenants with the Purchaser to accept the Settlement Amount plus the Interest Payable thereon in full and final settlement and satisfaction of the Lindquist Earnout Share Consideration, and hereby covenants to absolutely release and fully discharge the Purchaser from the Lindquist Earnout Share Consideration pursuant to the Purchase Agreement upon receipt thereof.

ARTICLE 3- MUTUAL RELEASE

3.1 In consideration of the execution by each Party of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party on behalf of itself and its respective subsidiaries, partners, agents, successors, assigns, heirs, administrators, officers, directors, employees executors, and attorneys ("Affiliates") hereby forever and finally releases, relieves, acquits, absolves and discharges the other Party and their Affiliates from all manner of actions, causes of action, claims or demands, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs, damages and claims of any and every kind and nature whatsoever, at law or in equity and howsoever arising, past, present or future that they may have against the other party and their Affiliates, including without limitation claims for indemnification, based upon, related to, or by reason of any matter, cause, fact, act or omission occurring or arising at any moment out of the Earnout Share Consideration or the Lindquist Earnout Share Consideration. This release includes, but is not limited to, any and all alleged claims under common law, public policy, contracts (whether oral or written, express or implied) or tort law, or any other provincial, state or federal law or regulation having any bearing whatsoever on the Earnout Share Consideration or the Lindquist Earnout Share Consideration.

ARTICLE 4- MISCELLANEOUS

4.1 The Parties hereby represent and warrant that the undersigned have the legal authority to enter into this Agreement and bind the Parties.

4.2 This Agreement supersedes all previous written and oral agreements, understandings or discussions relating to the subject matter of this Agreement.

4.3 This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and assigns.

4.4 The Parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

4.5 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada, and the parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of British Columbia, Canada with respect to any dispute related to this Agreement.

4.6 This Agreement may be executed in one or more counterparts (including by facsimile, .PDF or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the Effective Date first written above.

C21 INVESTMENTS INC.

Per:
Name: Michael Kidd
Title: Director and Chief Financial Officer

320204 OREGON HOLDINGS CORP.

Per:
Name: Michael Kidd
Title: Director

ALLEH LINDQUIST

Alleh Lindquist

Swell Vendor Earnout Share Consideration Settlement Agreement (Lindquist)

Final Audit Report	2023-02-08

Created:	2023-02-07
By:	Gretchen Reuter (gretchen@emergelawgroup.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAeBD6a_xwC0c7OGfVNC9EV_Xzi4i1VNX0

"Swell Vendor Earnout Share Consideration Settlement Agreem ent (Lindquist)" History

Document created by Gretchen Reuter (gretchen@emergelawgroup.com) 2023-02-07 - 11:48:49 PM GMT- IP address: 76.147.44.54

Document emailed to Michael Kidd (michael.kidd@cxxi.ca) for signature 2023-02-07 - 11:49:18 PM GMT

Document emailed to alleh@flora-works.com for signature 2023-02-07 - 11:49:18 PM GMT

Email viewed by Michael Kidd (michael.kidd@cxxi.ca) 2023-02-07 - 11:51:39 PM GMT- IP address: 174.7.0.12

Document e-signed by Michael Kidd (michael.kidd@cxxi.ca) Signature Date: 2023-02-07 - 11:51:59 PM GMT - Time Source: server- IP address: 174.7.0.12

Email viewed by alleh@flora-works.com 2023-02-08 - 0:00:37 AM GMT- IP address: 104.28.123.112

Signer alleh@flora-works.com entered name at signing as Alleh Lindquist 2023-02-08 - 3:14:03 PM GMT- IP address: 12.9.84.54

Document e-signed by Alleh Lindquist (alleh@flora-works.com) Signature Date: 2023-02-08 - 3:14:05 PM GMT - Time Source: server- IP address: 12.9.84.54

Agreement completed. 2023-02-08 - 3:14:05 PM GMT